AMENDMENT,
                            DATED NOVEMBER 18, 2002,
                                       TO
                         RULE 18F-3 MULTIPLE CLASS PLAN
                              RYDEX DYNAMIC FUNDS,
                             DATED AUGUST 28, 2000,
                                   AS AMENDED

                                  Amendment to

                                   SCHEDULE A

                               RYDEX DYNAMIC FUNDS
                         Rule 18f-3 Multiple Class Plan

-----------------------------------------------------------
FUND                         A CLASS    C CLASS    H CLASS
-----------------------------------------------------------
Titan 500                    X          X          X
-----------------------------------------------------------
Tempest 500                  X          X          X
-----------------------------------------------------------
Venture 100                  X          X          X
-----------------------------------------------------------
Velocity 100                 X          X          X
-----------------------------------------------------------
Master Titan 500             X          X          X
-----------------------------------------------------------
Master Tempest 500           X          X          X
-----------------------------------------------------------
Master Venture 100           X          X          X
-----------------------------------------------------------
Master Velocity 100          X          X          X
-----------------------------------------------------------

                  ADDITIONS AND [DELETIONS] ARE NOTED IN BOLD.

                                                                       Exhibit D

                               RYDEX DYNAMIC FUNDS
                        CERTIFICATE OF CLASS DESIGNATION

                                 A CLASS SHARES

1.    CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

      A Class Shares are subject to asset-based fees under a Distribution Plan (the "Plan"). Pursuant to Rule 12b-1, The Trust, on behalf of the applicable Fund, will make monthly payments to the Distributor for providing distribution services under the Plan approved by the Board of Trustees, at an annual rate of up to .25% of each Fund's average daily net assets attributable to the A Class Shares. The Distributor will use this fee to compensate service providers for providing distribution-related services, on-going account maintenance and other services to shareholders (including, when applicable, any underlying beneficial owners) including, but not limited to, answering routine customer inquiries concerning their investments.

2.    ELIGIBILITY OF PURCHASERS

      A Class Shares require a minimum initial investment of $1,000 for retirement accounts, and $2,500 for all other accounts.

3.    EXCHANGE PRIVILEGES

      A Class Shares of each Fund may be exchanged for A Class Shares of any other Fund in accordance with the procedures disclosed in the Trust's Prospectus, and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.    VOTING RIGHTS

      Each A Class Shareholder will have one vote for each full A Class Share held and a fractional vote for each fractional A Class Share held. A Class Shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to A Class Shares (such as a distribution plan relating to A Class Shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the A Class Shareholders differ from the interests of holders of any other class.

5.    CONVERSION RIGHTS

                A Class Shares do not have a conversion feature.